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                                     UNITED STATES               SEC File Number
                          SECURITIES AND EXCHANGE COMMISSION           814-00127
                                Washington, D.C. 20549
                                                                    CUSIP Number
                                     FORM 12b-25                     105-494-108

                           NOTIFICATION OF LATE FILING

(Check One)
           Form 10-K      Form 20-F      Form 11-K   X Form 10-Q      Form N-SAR
       ---            ---            ---            ---           ---

                        For Period Ended: March 31, 2005

                        [   ] Transition Report on Form 10-K
                        [   ] Transition Report on Form 20-F
                        [   ] Transition Report on Form 11-K
                        [   ] Transition Report on Form 10-Q
                        [   ] Transition Report on Form N-SAR
                        For the Transition Period Ended:
                                                          --------------------

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE

     Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.
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      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

  BRANTLEY CAPITAL CORPORATION
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Full Name of Registrant

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Former Name if Applicable

3201 ENTERPRISE PARKWAY, SUITE 350
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Address of Principal Executive Office (STREET AND NUMBER)

CLEVELAND, OHIO 44122
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City, State and ZIP Code



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PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

     (a) The reasons described in reasonable detail in Part III of this form
---      could not be eliminated without unreasonable effort or expense;

 X   (b) The subject annual report, semi-annual report, transition report on
--- Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
---      has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         The Registrant's Quarterly Report on Form 10-Q for the three month period ended March 31, 2005 could not be filed within the prescribed time period because the Registrant has not yet finalized its Annual Report on Form 10-K for the year ended December 31, 2004. The Registrant anticipates filing its Form 10-K for the fiscal year ended December 31, 2004 promptly and currently expects that its Form 10-Q for the fiscal quarter ended March 31, 2005 will be filed within five calendar days following the prescribed due date therefor.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

               Tab A. Keplinger            (216)              464-8400
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                   (Name)               (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been
         filed? If answer is no identify report(s).        Yes     X   No
                                                       ---        ---

                           Annual Report on Form 10-K

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?                        Yes     X  No
                                                       ---        ---

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:


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                          BRANTLEY CAPITAL CORPORATION

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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date   May 16, 2005                              By /s/ Tab A. Keplinger
                                                    ---------------------------
                                                    Tab A. Keplinger
                                                    Vice President and
                                                    Chief Financial Officer